Exhibit 10.35
PURCHASE AND SALE AGREEMENT
by and among
FELCOR LODGING TRUST INCORPORATED AND CERTAIN OF ITS AFFILIATES,
as Sellers,
and
HOSPITALITY PROPERTIES TRUST,
as Purchaser

January 20, 2006

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT is made as of January 20, 2006, by and among (i) FELCOR LODGING TRUST INCORPORATED, a Maryland real estate investment trust (“FCH”), (ii) the entities listed as “sellers” on the signature pages of this Agreement (each, individually, a “Seller” and collectively, the “Sellers”), and (iii) HOSPITALITY PROPERTIES TRUST, a Maryland real estate investment trust (the “Purchaser”).
WITNESSETH:
     WHEREAS, the Sellers are the owners or ground lessees of the seven (7) Properties (all capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section 1); and
     WHEREAS, the Purchaser desires to purchase the Properties, as more fully set forth below; and
     WHEREAS, the Sellers are willing to sell all of the Properties to the Purchaser, subject to and upon the terms and conditions hereinafter set forth; and
     WHEREAS, FCH owns, directly or indirectly, all of the Sellers and the transactions contemplated by this Agreement are of direct and material benefit to FCH;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the FCH Parties and the Purchaser hereby agree as follows:
SECTION 1. DEFINITIONS
     Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:
     1.1 “Agreement” shall mean this Purchase and Sale Agreement, together with Schedules A-H attached hereto, as it and they may be amended from time to time as herein provided.
     1.2 “Allocable Purchase Price” shall mean, with respect to each Property, the amount set forth in Schedule A opposite the name of such Property, it being understood and agreed that the aggregate amount of the Allocable Purchase Prices of the Properties shall be One Hundred Sixty Million Two Hundred Thousand ($160,200,000), subject to adjustment pursuant to Section 2, in which event, the Allocable Purchase Price shall be adjusted proportionately.
     1.3 “Assets” shall mean, with respect to any Hotel, collectively, all of the Real Property, the Ground Leases, the FAS, the FF&E, the Contracts, the Documents, the Improvements, the Intangible Property, the Inventories, the Expendables and the Tenant Leases owned by any of the Sellers in connection with or relating to such Hotel.
     1.4 “Booking” means a booking, contract or other reservation for the future use of guest rooms, banquet facilities, meeting rooms or other Hotel facilities and off-site catering for which a Booking Deposit has been received on behalf of Seller, or for which a written proposal has been made by or on behalf of Seller and accepted by the recipient of such proposal or for which a written proposal has been received and accepted by or on behalf of Seller (regardless of whether a Booking Deposit has been received) for any period after the Proration Time.
     1.5 “Booking Deposit” means all room reservation deposits, public function, banquet, food and beverage deposits and other deposits or fees for Bookings.
     1.6 “Brand” shall mean, with respect to each Hotel, the brand under which such Hotel is operated as indicated on Schedule A, together with the Brand Standards applicable thereto, and all of the attributes and features customarily associated with such brand of hotels in North America from time to time.
     1.7 “Brand Standards” shall mean, with respect to any Hotel, the standards of operation, as amended from time to time, in effect at substantially all hotels which are operated under the Brand name of such Hotel, which standards shall include, but not be limited to, standards of operation from time to time required of owners of similar hotels or as may be specified in manuals and other guidelines in effect with respect to such Brand.
     1.8 “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The Commonwealth of Massachusetts or the State of New York are authorized by law or executive action to close.
     1.9 “Capital Replacements” shall mean, collectively, the replacements and renewals to the FF&E and the repairs, replacements, corrections, maintenance, alterations, improvements, renovations, installations, replacements, renewals and additions to be performed by either the Seller or the Purchaser in accordance with the terms of this Agreement.
     1.10 “Closing” shall have the meaning given such term in Section 2.2.
     1.11 “Closing Date” shall have the meaning given such term in Section 2.2.
     1.12 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.13 “Contracts” shall mean, with respect to any Property, all hotel licensing agreements and other service contracts, equipment leases, booking agreements and other arrangements or agreements to which any of the Sellers is a party affecting the ownership, repair, maintenance, management, leasing or operation of such Property, to the extent the Sellers’ interest therein is assignable or transferable.
     1.14 “Deposit” shall have the meaning given such term in Section 2.3.
     1.15 “Documents” shall mean, with respect to any Property, all books, records and files relating to the leasing, maintenance, management or operation of such Property.
     1.16 “Entity” shall mean any corporation, general or limited partnership, limited liability company or partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency, authority or political subdivision thereof or any other entity.
     1.17 “Escrow Agent” shall mean Fidelity National Title Insurance Company or such other person as shall be reasonably acceptable to the Purchaser and the Sellers.
     1.18 “Expendables” means blankets, linens, tableware, china, glassware, uniforms and other goods of an expendable nature owned or leased by Sellers (or Hotel Operator as agent for Seller) in connection with the ownership or operation of the

Hotels; provided, however, the term Expendables does not include FF&E or Inventory.
     1.19 “FAS” shall mean all items included within “Property and Equipment” under the Uniform System of Accounts, including, but not limited to, Expendables, whether used in connection with public space or guest rooms.
     1.20 “FCH” shall have the meaning given such term in the first paragraph of this Agreement.
     1.21 “FCH Capital Replacements” shall have the meaning given such term in Section 2.3 of this Agreement.
     1.22 “FCH Parties” shall mean, collectively, FCH and the Sellers.
     1.23 “FF&E” shall mean, with respect to any Property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever located in or at, or used in connection with, the ownership, operation or maintenance of such Property.
     1.24 “Ground Leases” shall mean, collectively, (i) a Lease, dated June 24, 1980, as amended and assigned, with respect to the Miami Airport Crowne Plaza, Miami, Florida, and (ii) a Lease, dated January 8, 1965, as amended and assigned, with respect to the Atlanta Airport Crowne Plaza, Atlanta, Georgia.
     1.25 “Ground Lease Property” shall mean a Property subject to a Ground Lease, and the applicable Seller’s entire right, title and interest therein.
     1.26 “Hotel” shall mean each hotel located at the properties identified on Schedule A, the legal descriptions of which are set forth on Schedules C-1 through C-7.
     1.27 “Hotel Operator” shall mean InterContinental Hotels Group, PLC or its affiliates, Sellers’ hotel operator.
     1.28 “HPT Capital Replacements” shall have the meaning given such term is Section 2.3 of this Agreement.
     1.29 “IHG” shall mean InterContinental Hotels Group, PLC, a United Kingdom corporation.

     1.30 “IHG Management Agreement” shall mean a management agreement, dated as of the Closing Date, between the Purchaser, or its affiliates, as owner, and IHG, or its affiliates, as manager, with respect to, inter alia, the Properties.
     1.31 “IHG Parent Guaranty” shall mean a guaranty agreement executed by IHG, for the benefit of the Purchaser, inter alia, pursuant to which the payment or performance of IHG’s and its affiliates’ obligations under the IHG Management Agreement, or any portion thereof, are guaranteed, together with all modifications, amendments and supplements thereto.
     1.32 “IHG Security Deposit Agreement” shall mean a security deposit agreement, dated as of the Closing Date, between the Purchaser, or its affiliates, and IHG, or its affiliates.
     1.33 “Improvements” shall mean, with respect to any Property, all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property with respect to such Property.
     1.34 “Inspection Period” shall mean the period expiring on the Closing Date.
     1.35 “Intangible Property” shall mean, with respect to any Property, all transferable or assignable Licenses and Permits, development rights and approvals, certificates, licenses, warranties and guarantees, the Contracts, telephone exchange numbers identified with such Property held by any of the Sellers and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character with respect to such Property.
     1.36 “Inventories” shall mean, with respect to each Hotel, all consumable products used in connection with the operation of each Hotel.
     1.37 “Legal Requirements” shall mean, with respect to any Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees, injunctions and requirements affecting such Property, the Hotel located thereon, or the maintenance, construction, alteration, management or operation thereof, whether now or hereafter enacted or in existence.
     1.38 “Licenses and Permits” means all certificates of occupancy and all zoning, subdivision, building, safety and health approvals and all other licenses, permits and entitlements issued by governmental authorities and owned by Seller in connection with and relating solely to the operation, ownership or subdivision of the Hotels, including those identified on Schedule D.
     1.39 “Permitted Encumbrances” shall mean, with respect to any Property, (a) liens for taxes, assessments and governmental charges with respect to such Property not yet due and payable or due and payable but not yet delinquent; and (b) such other nonmonetary encumbrances with respect to such Property which are not objected to by the Purchaser in accordance with Section 3.2.
     1.40 “Person” shall mean an individual, partnership, joint venture, corporation, limited liability company, real estate investment trust, any other form of business organization, and any government or governmental authority.
     1.41 “Properties” shall mean, collectively, all of the Assets relating to the properties identified on Schedule A, the legal descriptions of which are set forth in Schedules C-1 through C-7.
     1.42 “Proration Time” shall mean, with respect to each Hotel, 11:59 p.m. local time on the day immediately preceding the Closing Date, provided, however, with respect to food and beverage services at bars, restaurants or lounges at each Hotel, the Proration Time means 3:00 a.m. local time on the Closing Date.
     1.43 “Purchase Price” shall mean the sum of the Allocable Purchase Prices, but in no event more than One Hundred Sixty Million Two Hundred Thousand ($160,200,000), subject to adjustment pursuant to Section 2 and Section 9.
     1.44 “Purchaser” shall have the meaning given such term in the first paragraph of this Agreement.
     1.45 “Real Property” shall mean, with respect to any Property, the real property described in the applicable Schedule C-1 through C-7, together with all easements, rights of way, privileges, licenses and appurtenances which the Sellers may own with respect thereto.
     1.46 “Rent Roll” shall mean Schedule E to this Agreement.
     1.47 “Sellers” shall have the meaning given such term in the first paragraph of this Agreement.

     1.48 “Subsidiary” shall mean with respect to any Person, any Entity (a) in which such Person owns directly, or indirectly through one or more Subsidiaries, twenty percent (20%) or more of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).
     1.49 “Surveys” shall have the meaning given such term in Section 3.2.
     1.50 “Tenant Deposits” shall mean all deposits identified on the Rent Roll and held by Sellers under the Tenant Leases.
     1.51 “Tenant Leases” shall mean, with respect to any Property, all leases, rental agreements or other agreements (other than agreements for letting of rooms or other facilities to hotel guests), including all amendments or modifications thereto), which entitle any person to have rights with respect to the use or occupancy of any portion of such Property.
     1.52 “Title Commitments” shall have the meaning given such term in Section 3.2.
     1.53 “Title Company” shall mean Fidelity National Title Insurance Company, or such other title insurance company as shall have been selected by the Purchaser and approved by the Sellers, which approval shall not be unreasonably withheld, delayed or conditioned.
     1.54 “True-up” shall have the meaning given such term in Section 9.
     1.55 “Uniform System of Accounts” shall mean A Uniform System of Accounts for Hotels, Ninth Revised Edition, 1996, as published by the Hotel Association of New York City, as the same may be further revised from time to time.
     1.56 "Unopened” means, with reference to Inventory and Expendables, all items that remain in unopened crates or cases or which otherwise are stored in new or sealed condition awaiting use in any storage location and not in guest rooms or immediately in service at public bars or restaurants.
SECTION 2. PURCHASE AND SALE; CLOSING
     2.1 Purchase and Sale. In consideration of the mutual covenants herein contained, the Purchaser hereby agrees to purchase from the Sellers, and the FCH Parties hereby agree to sell or cause the Sellers to sell, all of the FCH Parties’ right, title and interest in and to the Properties for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.
     2.2 Closing. The purchase and sale of the Properties shall be consummated at a closing (the “Closing”) to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other location as the Sellers and the Purchaser may agree, at 10:00 a.m., local time, on a date (the “Closing Date”) which is the later to occur of (a) the expiration of the Inspection Period, and (b) the date as of which all conditions precedent to the Closing herein set forth (other than those to be satisfied at the Closing) have either been satisfied or waived by the party in whose favor such conditions run. In the event that the Closing shall not have occurred on or before January 20, 2006, either party may terminate this Agreement, provided such party is not in default hereunder, in which event the Deposit shall be paid to the Purchaser unless the Purchaser is in default hereunder.
     2.3 Purchase Price. The Purchase Price shall be paid as follows:
     (i) Upon execution of this Agreement, the Purchaser shall deposit with the Escrow Agent the sum of Five Million Dollars ($5,000,000) (such amount, together with all interest earned thereon, the “Deposit”); and
     (ii) The sum of the Purchase Price less the Deposit, subject to adjustment as provided in this Section 2.3 and in Article 9, shall be paid by the Purchaser to or at the direction of the Sellers at the Closing.
     (b) The Purchase Price shall be payable in immediately available federal funds by wire transfer to an account or accounts to be designated by the Sellers.
     (c) The Sellers and the Purchaser had contemplated that the Seller would complete certain Capital Replacements prior to the Closing, as more particularly described in Schedule B. The Sellers and the Purchaser acknowledge and agree that (i) the Sellers have not, and shall not be obligated to, complete such additional Capital Replacements, and (ii) the Purchase Price shall be reduced by the aggregate amount of One Million Four Hundred Eight Thousand One Hundred Twenty Dollars ($1,408,120).

     (d) The Sellers and the Purchaser contemplate that certain Capital Replacements as further described in Schedule B are to be completed by the Sellers on or after the Closing Date (the “FCH Capital Replacements”). The Seller shall perform, or cause to be performed, the FCH Capital Replacements described in Schedule B hereto, in accordance with the plans and specifications, and permits, licenses, contracts and approvals relating thereto, and otherwise in accordance the terms of this Section 2.3. All such FCH Capital Replacements shall be performed in a good and workmanlike manner, consistent with industry standards for like hotels in like locales and in accordance with all applicable Legal Requirements and the Brand Standards. The Sellers and the Purchaser acknowledge and agree that (i) the Sellers shall complete such FCH Capital Replacements on or before June 30, 2006, (ii) the amount of Nine Hundred Twenty Seven Thousand Three Hundred Eight Dollars ($927,308) shall be deposited into escrow with the Escrow Agent to be disbursed to the Sellers on a periodic basis as such FCH Capital Replacements are completed, as evidenced by the certificate of IHG, and (iii) in the event that the FCH Capital Replacements shall not have been so completed by June 30, 2006, amounts remaining on deposit with the Escrow Agent shall be disbursed to Purchaser. The Sellers and Purchaser contemplate that certain Capital Replacements as further described in Schedule B in the amount of Three Hundred Eighty Four Thousand Nine Hundred Eighty Six Dollars ($384,986) are to be completed by the Purchaser on or after the Closing Date (the “HPT Capital Replacements”), and the Purchaser shall receive a credit against the Purchase Price in such amount at Closing.
     (e) The Sellers and the Purchaser acknowledge and agree that the Properties contain certain physical conditions that are not satisfactory to the Purchaser, and due to such physical conditions, the Purchaser shall receive a credit against the Purchase Price in the amount of Two Million Fifty One Thousand Two Hundred Three Dollars ($2,051,203) at Closing.
     2.4 Duties of Escrow Agent.
     (a) The Escrow Agent shall hold the Deposit in an interest-bearing federally insured account and shall pay the Deposit to the party entitled thereto in accordance with the terms of this Agreement.
     (b) The acceptance by the Escrow Agent of its duties as such under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:
          (i) The Escrow Agent acts hereunder as a depositary only, and is not responsible or liable in any manner whatever for the sufficiency of any amounts deposited with it.
          (ii) The Escrow Agent shall not be liable for acting upon any notice, request, waiver, consent, receipt or other instrument or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.
          (iii) The Escrow Agent shall not be liable for any error in judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence or willful misconduct.
          (iv) The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and advice of such counsel.
          (v) In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the other parties hereto or their successors.
          (vi) The Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so.
          (vii) The Sellers and the Purchaser each hereby release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.
     (c) The Sellers and the Purchaser may remove the Escrow Agent at any time upon not less than five (5) days notice to the Escrow Agent; in such case, the Sellers, by notice to the Purchaser, shall appoint a successor Escrow Agent, reasonably satisfactory to the Purchaser, which shall accept such appointment and agree in writing to be bound by the terms of this Agreement. In the event no successor Escrow Agent is appointed and acting hereunder within five (5) days after resignation by the Escrow Agent or there is a dispute among the parties with respect to payment of the Deposit, the Escrow Agent may deliver the Deposit into a court of competent jurisdiction. Upon delivery of the Deposit to a successor agent or court of competent jurisdiction, the Escrow Agent shall be released and discharged from all further obligations hereunder.
     (d) The Escrow Agent agrees to serve without compensation for its services; provided, however, that the Purchaser and the Sellers hereby agree to reimburse, or to advance to, the Escrow Agent all reasonable expenses of the Escrow Agent incurred in the performance of its duties hereunder.
SECTION 3. DILIGENCE, ETC.
     3.1 Diligence Inspections. From and after the date of this Agreement, the Sellers shall permit the Purchaser and its representatives to inspect the Properties and the Improvements (including, without limitation, guest rooms, meeting rooms, food and beverage outlets and related back of the house areas, all roofs, electric, mechanical and structural elements, and HVAC systems therein), to perform due diligence, soil analysis and environmental investigations, to examine the books of account and records of the FCH Parties with respect to the Properties, including, without limitation, all Contracts and other agreements affecting the Properties, and make copies thereof, at such reasonable times as the Purchaser or its representatives may request. To the extent that, in connection with such investigations, the Purchaser damages or disturbs the Properties, or any portion thereof, the Purchaser shall, to the extent practicable, return the same to substantially the same condition which existed immediately prior to such damage or disturbance. The Purchaser shall indemnify, defend and hold harmless the Sellers from and against any and all expense, loss or damage which the Sellers may incur as a result of any act or omission of the Purchaser or its representatives, agents or contractors in the conduct of its inspections, other than any expense, loss or damage to the extent arising from any negligent act or omission of the Sellers during any such inspection. Such restoration obligations and indemnification agreement shall survive the termination of this Agreement.
     3.2 Title and Survey Matters.
     (a) Promptly upon execution of this Agreement, the Purchaser shall order from the Title Company and direct the Title Company promptly to deliver to the Purchaser a preliminary title commitment, having an effective date after the date of this Agreement, for an ALTA extended owner’s policy of title insurance with respect to each of the Properties, together with complete and legible copies of all instruments and documents referred to as exceptions to title (collectively, the “Title Commitment”).
     (b) Promptly upon execution of this Agreement, the Purchaser shall arrange for the preparation of an ALTA survey with respect to each of the Properties (the “Survey”), by a licensed surveyor in the jurisdiction in which each such Property is located, which (i) contains an accurate legal description of such Property, (ii) shows the exact location, dimension and description (including applicable recording information) of all utilities, easements, encroachments and other physical matters affecting such Property, the number of striped parking spaces located thereon and all applicable building set-back lines, (iii) states whether such Property is located within a 100-year flood plain and (iv) includes a certification in the form attached hereto as Schedule F.
     (c) Within ten (10) Business Days after receipt of both the Title Commitment and the Survey with respect to a Property, the Purchaser shall give the Sellers notice of any title exceptions or survey matters (other than Permitted Exceptions) as to which the Purchaser objects. If, for any reason, the Sellers are unable or unwilling to take such actions as may be required to cause such exceptions to be removed from such Title Commitment or to remedy such matters, the Sellers shall give the Purchaser notice thereof; it being understood and agreed that the failure of the Sellers to give such notice within five (5) Business Days after the Purchaser’s notice of objection shall be deemed an election by the Sellers not to cause such removal and remedy. If the Sellers shall be unable or unwilling (or shall be deemed unable or unwilling) to remove any title defects or remedy any survey matters to which the Purchaser has objected, the Purchaser may elect (i) to terminate this Agreement and receive a refund of the Deposit, or (ii) to consummate the transactions contemplated hereby, notwithstanding such defect, without any abatement or reduction in the Purchase Price on account thereof. The Purchaser shall make any such election by notice to the Sellers given on or prior to the fifth (5th) Business Day (but in any event prior to the Closing Date) after the Sellers’ notice of its inability or unwillingness to cure any such title defect or remedy any such survey matter. Failure of the Purchaser to give such notice shall be deemed an election by the Purchaser to waive such obligations and consummate the transactions contemplated hereby in accordance with clause (ii) above.

     3.3 Other Diligence Materials. Throughout the Inspection Period and through and until the Closing, the Sellers shall provide the Purchaser and its representatives with copies of all leases, title reports, as-built plans, surveys, environmental assessment reports, building evaluations, financial data, audited property statements for the past three (3) years and other investigations and materials pertaining to the Properties as are in the possession or control of the FCH Parties.
     3.4 Termination of Agreement. If the results of the inspections performed by or on behalf of the Purchaser pursuant to Section 3.1 or Section 3.3 shall be unsatisfactory to the Purchaser in any respect or if Purchaser otherwise determines not to proceed to Closing, the Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by the giving of written notice thereof to the Sellers, in which event, the Deposit shall be refunded to the Purchaser. In the event that the Purchaser shall fail so to terminate this Agreement, the Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.4.
SECTION 4. CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE
     The obligation of the Purchaser to acquire each of the Properties on the Closing Date shall be subject to the satisfaction of the following conditions precedent on and as of such Closing Date:
     4.1 Closing Documents. The FCH Parties shall have delivered to the Purchaser:
     (a) A good and sufficient limited or special warranty deed with covenants against grantor’s acts, or its local equivalent, in proper statutory form for recording, duly executed and acknowledged by the applicable Seller(s), conveying good and marketable title to each of the Properties, free from all liens and encumbrances other than the Permitted Encumbrances;
     (b) An assignment of each of the Ground Leases, in proper statutory form for recording, duly executed and acknowledged by the applicable Seller(s), conveying good and marketable leasehold title to each of the Ground Lease Properties, free from all liens and encumbrances other than the Permitted Encumbrances;
     (c) One or more bill(s) of sale and assignment agreement(s), in form and substance reasonably satisfactory to the Sellers and the Purchaser, duly executed and acknowledged by the applicable Seller(s), with respect to all of the Sellers’

right, title and interest in, to and under the FAS, the FF&E, the Contracts, the Documents, the Intangible Property, the Inventories and the Tenant Leases with respect to each of the Properties and the Sellers’ rights under all builder’s warranties with respect to each of the Properties;
     (d) To the extent the same are in the FCH Parties’ possession or control, original, fully executed copies of all material documents and agreements, leases, including, without limitation, the Ground Leases, plans and specifications and contracts, licenses and permits pertaining to the Properties;
     (e) An affidavit as of the Closing Date, in respect of Section 1445 of the Internal Revenue Code of 1986, as amended, sufficient to provide one exemption under subdivision (b) thereof for each of the FCH Parties;
     (f) A Sellers’ closing certificate in the form attached hereto as Schedule G;
     (g) Copies of any and all certificates, and related correspondence and materials, provided by, for or to, any of the FCH Parties, IHG or any of their respective affiliates, in connection within the FCH Parties’ determination of the actual knowledge of the general manager of each Hotel and the actual knowledge of Jack Eslick and Mike DeNicola pursuant to Section 6 hereof;
     (h) With respect to each Ground Lease Property, a consent and estoppel certificate, in form and substance satisfactory to the Purchaser, dated within thirty (30) days prior to the Closing Date, duly executed by the ground lessor under the Ground Lease with respect to such Ground Lease Property in the form reasonably acceptable to Purchaser;
     (i) Estoppel certificates, dated within thirty (30) days prior to the Closing Date, with respect to the Tenant Leases, in form and substance satisfactory to the Purchaser, duly executed by each of the tenants of each of the Properties to the extent received by the applicable Seller.
     (j) Certified copies of all charter documents, applicable corporate resolutions and certificates of incumbency with respect to the applicable FCH Parties; and
     (k) Such other conveyance documents, certificates, deeds, affidavits and other instruments as the Purchaser or the Title Company may reasonably require to effectuate the transactions contemplated by this Agreement, including, without limitation, parties in possession and mechanics’ lien affidavits and gap indemnities.
     4.2 Management of Hotels. The Purchaser, IHG and its affiliates (i) shall have entered into the IHG Management Agreement and the IHG Security Deposit Agreement, and received the IHG Parent Guaranty, in each case on terms satisfactory to the Purchaser, in its sole discretion, engaging IHG and its affiliates to manage the Hotels, (ii) such agreements shall be in full force and effect, and (iii) all conditions precedent to the effectiveness of such agreements shall have been satisfied.
     4.3 Condition of Properties.
     (a) No default or event which with the giving of notice and/or lapse of time could constitute a material default shall have occurred and be continuing under any material agreement benefiting or affecting any of the Properties in any respect;
     (b) Except for the action described in Schedule H hereto with respect to the Houston I-10 Hotel, no action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any material portion of any of the Properties;
     (c) All material licenses, permits and other authorizations necessary for the current use, occupancy and operation of each of the Properties shall be in full force and effect; and
     (d) All representations and warranties of each the FCH Parties herein shall be true, correct and complete in all material respects on and as of the Closing Date and each of the FCH Parties shall have performed all covenants and obligations required to be performed by the FCH Parties on or before the Closing Date.
     4.4 Title Policies and Surveys. (a) The Title Company shall be prepared, subject only to payment of the applicable premium and endorsement fees and delivery of all conveyance documents in recordable form, to issue title insurance policies to the Purchaser with respect to each of the Properties, in form and substance satisfactory to the Purchaser in accordance with Section 3.2., together with such affirmative coverages as the Purchaser may reasonably require.
     (b) The Purchaser shall have received an as-built survey with respect to each of the Properties, such survey to be consistent with the requirements of Section 3.2.

SECTION 5. CONDITIONS TO FCH PARTIES’ OBLIGATION TO CLOSE
     The obligation of the FCH Parties to convey the Properties on the Closing Date to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:
     5.1 Purchase Price. The Purchaser shall have delivered to the FCH Parties the Purchase Price as provided in Section 2.3.
     5.2 Closing Documents. The Purchaser shall have delivered to the Sellers:
     (a) Duly executed and acknowledged counterparts of the documents described in Section 4.1, where applicable; and
     (b) Certified copies of all charter documents, applicable resolutions and certificates of incumbency with respect to the Purchaser.
SECTION 6. REPRESENTATIONS AND WARRANTIES OF FCH PARTIES
     To induce the Purchaser to enter into this Agreement, each FCH Party, with respect to all Properties, and each Seller, with respect to its Property, represent and warrant to the Purchaser as follows:
     6.1 Status and Authority of the FCH Parties. Each of the FCH Parties is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It has duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where failure to do so could not reasonably be expected to have a material adverse effect.
     6.2 Action of the FCH Parties. Each of the FCH Parties has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by it on or prior to the Closing Date, such document shall constitute its valid and binding obligation and agreement, enforceable against such FCH Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
     6.3 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Properties pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which it is bound.
     6.4 Litigation. None of the FCH Parties has received any written notice of and, to its knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (b) will result in any material adverse change in the business, operation, affairs or condition of any of the Properties, (c) will result in or subject any of the Properties to a material liability, or (d) except for the action described in Schedule H hereto with respect to the Houston I-10 Hotel, involves condemnation or eminent domain proceedings against any material part of any of the Properties.
     6.5 Tenant Leases, Etc. Other than the Tenant Leases listed in the Rent Roll, the Sellers have not entered into any contract or agreement with respect to the occupancy of the Properties, or any portion thereof, which will be binding on the Purchaser after the Closing. The copies of the Tenant Leases heretofore delivered by the Sellers to the Purchaser are true, correct and complete copies thereof; the Tenant Leases have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between the Sellers and the tenants thereunder. Except as otherwise set forth in the Rent Roll: (i) to knowledge of the FCH Parties’, each of the Tenant Leases is in full force and effect on the terms set forth therein, there are no defaults or circumstances which with the giving of notice, the passage of time or both would constitute a default thereunder and each tenant is legally required to pay all sums and perform all material obligations set forth therein without concessions, abatements, offsets, defenses or other basis for relief or adjustment; (ii) no tenant has asserted in writing or, to the knowledge of the FCH Parties’, has any defense to, offsets or claims against, rent payable by it or the performance of its other obligations under its Tenant Lease; (iii) the Sellers have no outstanding obligations to provide any tenant with an allowance to perform, or to perform at its own expense, any tenant improvements; (iv) no tenant is in arrears in the payment of any sums or in the performance of any material obligation required of it under its Tenant Lease beyond any applicable grace period, and no Tenant has prepaid any rent or other charges (except as disclosed in the Rent Roll); (v) no tenant has filed a petition in bankruptcy or for the approval of a plan of reorganization or management under the Federal Bankruptcy Code or under any other similar state law, or made an admission in writing as to the relief therein provided, or otherwise become the subject of any proceeding under any federal or state bankruptcy or insolvency law, or has admitted in writing its inability to pay its debts as they become due or made an assignment for the benefit of creditors, or has petitioned for the appointment of or has had appointed a receiver, trustee or custodian for any of its property; (vi) no tenant has requested in writing a modification of its Tenant Lease, or a release of its obligations under its Tenant Lease in any material respect or has given written notice terminating its Tenant Lease, or has been released of its obligations thereunder in any material respect prior to the normal expiration of the term thereof; (vii) except as set forth in the Tenant Leases, no guarantor has been released or discharged, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Tenant Lease or any transaction related thereto; (viii) all security deposits paid by tenants, are as set forth in the Rent Roll; (ix) all brokerage commissions due with respect to each of the Tenant Leases has been paid, except as otherwise set forth on the Rent Roll; and (x) the other information set forth in the Rent Roll is true, correct and complete in all material respects.
     6.6 Ground Leases. The copies of the Ground Leases heretofore delivered by the Sellers to the Purchaser are true, correct and complete copies thereof; the Ground Leases have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between the ground lessors and the Sellers thereunder. Each of the Ground Leases is in full force and effect on the terms set forth therein, there are no defaults or circumstances which with the giving of notice, the passage of time or both would constitute a default thereunder.
     6.7 Agreements, Etc. Other than the Tenant Leases and the Ground Leases, there are no contracts or agreements affecting any of the Properties which will be binding on the Purchaser or any of the Properties subsequent to the Closing Date other than contracts and agreements which the Purchaser has agreed in writing to assume prior to the expiration of the Inspection Period or which IHG is party to and which are required for the effective management of the hotels or which are terminable upon thirty (30) days notice without payment of premium or penalty.
     6.8 Compliance With Law. To the FCH Parties’ knowledge, none of the FCH Parties has received written notice that (i) any of the Properties or the current use and operation thereof violate any material federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto; and (ii) there is not currently in effect any material license, permit or other authorization necessary for the current use, occupancy and operation of any of the Properties. Except for the action described in Schedule H hereto with respect to the Houston I-10 Hotel, none of the FCH Parties has received written notice of any threatened request, application, proceeding, plan, study or effort which would (i) materially adversely affect the present use or zoning of any of the Properties, (ii) jeopardize the status of any material license, permit or other authorization necessary for the current use, occupancy or operation of any of the Properties, or (iii) modify or realign any adjacent street or highway in a material and adverse way.
     6.9 Taxes. To the FCH Parties’ knowledge, (i) other than the amounts disclosed by tax bills and the Title Commitments, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to any of the Properties, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent, and (ii) all tax returns for privilege, gross receipts, excise, sales and use, personal property and franchise taxes have been prepared and duly filed, and all taxes, if any, shown on such returns or otherwise determined to be due, together with any interest or penalties thereon, have been paid by the FCH Parties.
     6.10 Not A Foreign Person. None of the FCH Parties is a “foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.
     6.11 Hazardous Substances. Except as described in any environmental report delivered to the Purchaser prior to the expiration of the Inspection Period to the FCH Parties’ knowledge, none of the FCH Parties has received written notice that any of the FCH Parties nor any tenant or other occupant or user of any of the Properties, or any portion thereof, has stored or disposed of (or engaged in the business of storing or disposing of) or has released or caused the release of any hazardous waste, contaminants, oil, radioactive or other material on any of the Properties, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and, to each FCH Party’s knowledge, none of the FCH Parties has received written notice that any of the Properties is contaminated with any such hazardous waste, contaminants, oil, radioactive or other materials, except any such materials maintained in accordance with applicable law.
     6.12 Insurance. None of the FCH Parties has received any written notice from any insurance carrier of defects or inadequacies in any of the Properties which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.
     6.13 Ownership of Sellers. FCH is the sole record and beneficial owner, directly or indirectly, of all of the issued and outstanding equity interests in the Sellers and the transactions contemplated by this Agreement are of direct material benefit to FCH.
     6.14 Utilities, Etc. To the FCH Parties’ knowledge, except as may be set forth in any of the due diligence materials submitted by the FCH Parties’ to Purchaser or identified by Purchaser as a result of its due diligence inspections and other investigations pursuant to Section 3.1 hereof, (i) all utilities and services necessary for the use and operation of each of the Properties (including, without limitation, road access, gas, water, electricity and telephone) are available thereto and are of sufficient capacity to meet adequately all needs and requirements necessary for the current use and operation of each of the Properties, and (ii) no fact, condition or proceeding exists which would result in the termination or material impairment of the furnishing of such utilities to any of the Properties.
     6.15 Condition of Properties. To the FCH Parties’ knowledge, except as may be set forth in any of the due diligence materials submitted by the FCH Parties’ to Purchaser or identified by Purchaser as a result of its due diligence inspections and other investigations pursuant to Section 3.1 hereof, none of the FCH Parties has received any written notice of any material defects in the Properties.
     6.16 Employment Contracts; Labor Matters. None of the Sellers now has or has ever had any employees.
     6.17 Intellectual Property. To the FCH Parties’ knowledge, no Seller is infringing or alleged to be infringing upon the rights of any third party with respect to any of the trademarks and service marks (whether or not registered) and trademark and service mark registrations and applications, patent and patent applications, copyright and copyright applications, trade dress, trade and product names (collectively, the “Intellectual Property”) owned or licensed by any of the Sellers, and no Seller is infringing or alleged to be infringing upon the rights of any third party with respect to any of Intellectual Property, and no Seller knows of any basis for the assertion against any Seller of a claim for such infringement.
     The representations and warranties made in this Agreement by the FCH Parties are made as of the date hereof and shall be deemed remade by the FCH Parties as of the Closing Date with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by the FCH Parties shall survive the Closing for a period of one (1) year thereafter, and upon expiration shall be of no further force and effect, except to the extent that with respect to any particular alleged breach, the Purchaser gives the FCH Parties written notice prior to the expiration of said one (1) year period of such alleged breach.
     Notwithstanding anything to the contrary contained in this Section 6, none of the FCH Parties shall have any liability to the Purchaser for the breach of any representation or warranty made in this Agreement unless the loss resulting from the FCH Parties’ breach of its representations and warranties exceeds, in the aggregate, One Million Dollars ($1,000,000), in which event the FCH Parties shall be liable for each dollar of damages resulting from the breach or breaches of its representations and warranties, but in no event shall the FCH Parties’ total liability for any such breach or breaches exceed, in the aggregate, Twenty Million Dollars ($20,000,000).
     “FCH Parties’ knowledge” shall mean only the actual knowledge of the general manager of each Hotel, Jack Eslick or Mike DeNicola, in each case, after the FCH Parties’ having made specific inquiries of each such general manager, Jack Eslick and Mike DeNicola.
     Except as otherwise expressly provided in this Agreement or any documents to be delivered to the Purchaser at the Closing, the FCH Parties disclaim the making of any representations or warranties, express or implied, regarding the Properties or matters affecting the Properties, whether made by the FCH Parties, on the FCH Parties’ behalf or otherwise, including, without limitation, the physical condition of the Properties, title to or the boundaries of the Real Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Properties or the market and physical environments in which they are located. The Purchaser acknowledges (i) that the Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of each Property and (ii) that the Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to the Purchaser at any Closing, made by the FCH Parties or anyone acting on the FCH Parties’ behalf. The Purchaser further acknowledges that it has not received from or on behalf of the FCH Parties any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors. Subject to the provisions of this Agreement, the Purchaser shall purchase the Properties in their “as is” condition on the Closing Date.
SECTION 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     To induce the FCH Parties to enter in this Agreement, the Purchaser represents and warrants to the FCH Parties as follows:
     7.1 Status and Authority of the Purchaser. The Purchaser is a Maryland real estate investment trust duly organized, validly existing and in trust good standing under the laws of the State of Maryland, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Purchaser has duly qualified and is in good standing as a trust or unincorporated business association in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to do so could not reasonably be expected to have a material adverse effect.
     7.2 Action of the Purchaser. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to the Closing Date such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
     7.3 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.
     7.4 Litigation. No investigation, action or proceeding is pending and, to the Purchaser’s knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.
     The representations and warranties made in this Agreement by the Purchaser shall be continuing and shall be deemed remade by the Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date. The Purchaser’s liability with respect to all representations and warranties made in this Agreement by the Purchaser shall survive the Closing for a period of one (1) year thereafter, and upon expiration shall be of no further force or effect, except to the extent that with respect to any particular alleged breach, the FCH Parties give the Purchaser written notice prior to the expiration of said one (1) year period of such alleged breach.

SECTION 8. COVENANTS OF THE FCH PARTIES
     Each of the FCH Parties hereby covenants with the Purchaser between the date of this Agreement and the Closing Date as follows:
     8.1 Compliance with Laws, Etc. To comply or to cause compliance in all material respects with (i) all applicable laws, regulations and other requirements from time to time of every governmental body having jurisdiction of the Properties or the use or occupancy of the Improvements located on the Real Property and (ii) all terms, covenants and conditions of all instruments of record and other agreements affecting the Properties.
     8.2 Approval of Agreements. Except as otherwise authorized by this Agreement or in the ordinary course of business, not to enter into, modify, amend or terminate any other agreement with respect to any Property which would encumber or be binding upon such Property from and after the Closing Date without in each instance obtaining the prior written consent of the Purchaser.
     8.3 Ground Lease Estoppels. The FCH Parties shall request, and use reasonable efforts to obtain, from the ground lessors under the Ground Leases, the consent and estoppel certificates described in Section 4.1(g).
     8.4 Tenant Estoppels. The FCH Parties shall request, and use reasonable efforts to obtain, from the tenants under the Tenant Leases the estoppel certificates described in Section 4.1(h). In the event the Sellers are unable to obtain any such estoppel certificate, the FCH Parties shall provide the Purchaser at Closing with an estoppel certificate in substitution therefor in the form described in Section 4.1(h) executed by the FCH Parties, which estoppel certificate shall expressly indemnify and hold the Purchaser harmless from and against any and all loss, cost, damage and expense that the Purchaser may incur or otherwise suffer as a result of the FCH Parties’ failure to obtain and deliver to the Purchaser such estoppel certificate, or the failure of any statement, representation or warranty contained therein to be true, complete and correct, including, without limitation, reasonable attorneys’ fees and expenses.
     8.5 Change in Brands. The FCH Parties shall not change, and they shall cause their affiliates not to change, the Brand now in effect with respect to any Hotel.

     8.6 Notice of Material Changes or Untrue Representations. Upon learning of any material change in any condition with respect to any of the Properties or of any event or circumstance which makes any representation or warranty of any of the FCH Parties to the Purchaser under this Agreement untrue or misleading in any material respect, Sellers agree to promptly to notify the Purchaser thereof (the Purchaser agreeing, on learning of any such fact or condition, promptly to notify the FCH Parties thereof).
     8.7 Financial Information. To provide to the Purchaser, promptly upon request, at the FCH Parties’ sole cost and expense, such audited and unaudited financial and other information and certifications of the FCH Parties with respect to the FCH Parties and the Properties as the Purchaser may from time to time reasonably request in order to comply with any applicable securities laws and/or any rules, regulations or requirements of the Securities and Exchange Commission and, if required or requested, to permit the Purchaser to incorporate by reference any information included in filings made by FCH with the Securities and Exchange Commission.
     8.8 Licensing Approval. To the FCH Parties’ knowledge, all liquor licenses currently in effect at the Hotels are in the name of IHG. Each Seller shall use best efforts to assist the Purchaser and/or IHG in obtaining appropriate licenses from the applicable licensing authorities which authorize the Purchaser to operate the Properties and the Hotels in the same manner and with the same number of keys as they are currently being operated. If a license to sell alcoholic beverages at the Hotel is in any Seller’s name and cannot be transferred to IHG by the Closing Date and IHG cannot obtain a new or temporary license by the Closing Date, then to the extent permitted by law Seller shall cooperate reasonably with IHG in maintaining the license on behalf of IHG and keeping open all bars, lounges and liquor facilities of the Hotels between the Closing Date and the time when such license is obtained by IHG by entering into a agreement for the continued operation of and under Seller’s liquor license mutually acceptable to Seller and IHG in their reasonable discretion. The Sellers’ obligations under this Section 8.9 shall survive the Closing.
SECTION 9. APPORTIONMENTS
     9.1 General. Except as otherwise expressly provided in this Agreement, all income and expenses of the Property with respect to the period prior to the Proration Time shall be for the account of Seller and all income and expenses of the

Properties with respect to the period from and after the Proration Time shall be for the account of Purchaser.
     9.2 Taxes.
     (a) Real and personal property taxes, assessments and special district levies (“Taxes”) shall be prorated for the tax fiscal year in which the Closing Date occurs on the basis of the then most current tax bills available with respect to the Properties; Sellers shall be charged with said proration for the period through the day prior to the Closing Date and Purchaser shall be charged with said proration for the period from and after the Closing Date. If the prorations are not based on the actual tax bills for the tax fiscal year in which the Closing Date occurs, Sellers and Purchaser shall re-prorate such taxes, assessments and levies based upon the actual tax bills within thirty (30) days after such tax bills are received. Such proration shall satisfy the obligation of Sellers to Purchaser with respect to all such taxes, assessments and levies on the Property for the tax fiscal year in which the Closing Date occurs. The Sellers shall be entitled to receive any refunds of any Taxes for any periods prior to Closing, regardless of when received.
     (b) Sellers shall pay (l) all sales, revenue and excise taxes (and any surtax, interest and penalties thereon) (collectively, “Sales Tax”) payable with respect to Sellers’ operation of the Hotels for periods prior to the Closing Date, and (2) any Sales Tax due in connection with the sale to Purchaser of those items of personal property for which Sales Tax is payable.
     (c) Sellers shall pay all room occupancy and use taxes due and payable with respect to the Hotels for the period prior to the Closing Date, and Purchaser shall pay all room occupancy and use taxes (“Room Taxes”) due and payable with respect to the Hotels for the period on and after the Closing. Sellers and Purchaser each shall pay fifty percent (50%) of all Room Taxes due and payable with respect to the Hotels for the night commencing prior to and ending on the day on which the Proration Time occurs.
     9.3 Rents. Rents payable with respect to the Ground Lease Property and due under Tenant Leases shall be prorated as of the Closing on a cash basis and the net amount paid by the Seller to the Purchaser or by the Purchaser to the Seller, as the case may be (collectively, “Rents”).

     9.4 Hotel Apportionments.
     (a) The Purchaser shall pay to the Sellers, at the Closing, an amount equal to (a) the book value of all Unopened Inventory and Expendables, (b)aggregate petty cash and cash in cash registers, house banks and vending machines, (c) prepaid operating expenses of the Properties and the Hotels, (d) amounts reflected on the guest ledger, (e) postage in meters and prepaid internet access cards and (f) 50% of room occupancy revenues for the night on which the Proration Time occurs, reduced by an amount equal to any Booking Deposits, (collectively, the “Hotel Operating Items”) in each case, as of the Proration Time and based upon a fair and reasonable estimated accounting prepared by the Sellers and IHG and delivered to the Purchaser on the Closing Date.
     (b) All payments for Hotel services (“Hotel Services”), whether in cash or accounts receivable, arising from Hotel services provided beginning on the day preceding the Closing Date (i.e., the night that straddles the Closing) shall be credited to Sellers. All receipts for guest room rentals and Hotel services thereafter shall belong to Purchaser.
     (c) All receipts and expenses from restaurant and bar operations (“Restaurant Receipts”) at the Hotels to the closing hours of facility operations which commenced on the day preceding the Closing Date shall belong to, and be paid by, Sellers. All thereafter accruing receipts and expenses from restaurant and bar operations at the Hotels shall be for Purchaser’s account.
     (d) Seller shall credit Purchaser at Closing for all accrued vacation and sick time (“PTO”), and Purchaser shall assume all liability therefor.
     (d) Seller shall retain all accounts receivable owed to Sellers (or to Hotel Operator as agent of Sellers) as of the Proration Time and arising out of the ownership or operation of the Hotels.
     9.5 True-Up. Within sixty (60) days after the Closing, Purchaser shall prepare and deliver to Sellers an accounting of the Sales Tax, Room Taxes, Rents, Hotel Operating Items, Hotel Services, Restaurant Receipts, and PTO which are prorated between, paid or otherwise credited to the Purchaser and/or Seller Rents as set forth in this Section 9 (collectively, the “Apportioned Items”). If the Sellers disagree with the Purchaser’s accounting of the Apportioned Items, the Sellers shall notify the Purchaser within fifteen (15) days after receipt of the Purchaser’s accounting and the Purchaser and the Sellers shall attempt to agree, in good faith, on a final accounting of the Apportioned Items within thirty (30) days, provided if such agreement is not reached within thirty (30) days, upon application by either the Purchaser or the Sellers, a certified public accountant reasonably acceptable to the Purchaser and the Sellers hereto shall make a determination of the amount of any of the Apportioned Items which have not been agreed to. The charges for such accountant shall be borne one-half by the Purchaser and one-half by the Sellers. After agreement of the parties or determination by the accountant, if the aggregate amount of the Apportioned Items is greater than the Sellers’ estimate, Purchaser shall promptly pay Sellers the excess and if less than the Sellers’ estimate, the Sellers shall promptly pay the Purchaser the difference.
     9.6 Closing Costs. The FCH Parties shall pay one-third of the title insurance premiums for the owner’s policies, and the title and survey costs and expenses associated with the transaction contemplated hereby. The FCH Parties shall pay all costs and expenses of the recording and sales and transfer fees and taxes. In addition, the FCH Parties shall pay the cost associated with the transfer of the roof warranties.
     9.7 Survival. The obligations of the parties under this Section 9 shall survive the Closing.
SECTION 10. DAMAGE TO OR CONDEMNATION OF PROPERTIES
     10.1 Casualty. If, prior to the Closing, all or any material portion of the Properties is destroyed or damaged by fire or other casualty, the Sellers shall promptly notify the Purchaser of such fact. In such event, the Purchaser shall have the right to terminate this Agreement by giving notice to the Sellers not later than ten (10) days after the giving of Sellers’ notice (and, if necessary, the Closing Date shall be extended until one day after the expiration of such ten-day period). If the Purchaser elects to terminate this Agreement as aforesaid, the Deposit shall be paid to the Purchaser, whereupon, this Agreement shall terminate and be of no further force and effect and neither party shall have any liability to the other hereunder. If the Purchaser shall not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and the Sellers shall assign to the Purchaser at the Closing the rights of the Sellers to the proceeds, if any, under the Sellers’ insurance policies covering the Properties, or part thereof, with respect to such damage or destruction and there shall be credited against the Purchase Price the amount of any deductible, proceeds previously received by the Sellers and any deficiency of proceeds.
     10.2 Condemnation. If, prior to the Closing, all or any material portion of the Properties including, access or parking thereto, is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), the Sellers shall notify the Purchaser of such fact promptly after obtaining knowledge thereof and the Purchaser shall have the right to terminate this Agreement by giving notice to the Seller not later than ten (10) days after the giving of the Sellers’ notice (and, if necessary, the Closing Date shall be extended until one day after the expiration of such ten-day period). If the Purchaser elects to terminate this Agreement as aforesaid, the Deposit shall be paid to the Purchaser, whereupon, this Agreement shall terminate and be of no further force and effect and neither party shall have any liability to the other hereunder. If the Purchaser shall not elect to terminate this Agreement as aforesaid, the sale of the Properties shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by any of the Sellers prior to the Closing) and the Sellers shall assign to the Purchaser at the Closing all of the Sellers’ right, title and interest in and to all awards, if any, for the taking, and the Purchaser shall be entitled to receive and keep all awards for the taking of the Properties or portion thereof.
     10.3 Material Portion. As used herein, damage or destruction, or a taking, of a “material portion” of the Properties, shall mean (i) any damage or destruction to any one (1) Hotel which can be repaired or restored to the prior existing condition only at a cost in excess of ten percent (10%) of its Allocable Purchase Price and, in the case of more than one (1) Hotel, twenty percent (20%) of the Purchase Price, or (ii) any taking that impairs the value of any one (1) Hotel in excess of ten percent (10%) of its Allocable Purchase Price and, in the case of more than one (1) Hotel, twenty percent (20%) of the Purchase Price.
     10.4 Survival. The parties’ obligations, if any, under this Section 10 shall survive the Closing.
SECTION 11. DEFAULT
     11.1 Default by the FCH Parties. If any of the FCH Parties shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if any of the FCH Parties shall fail to perform any of the material covenants and agreements contained herein to be performed by the FCH Parties, the Purchaser may pursue any and all remedies available to it at law or in equity, including, but not limited to, a suit for specific performance or other equitable relief. In no event shall the FCH Parties be liable for, nor shall the Purchaser seek, any consequential, indirect or punitive damages.
     Notwithstanding the foregoing, in the event that, at any time after the Closing Date, any of the FCH Parties shall fail to perform any of the material covenants and agreements contained herein to be performed by the FCH Parties that are intended to survive the Closing hereunder, the FCH Parties shall have the right and opportunity to cure such default, provided the FCH Parties shall perform such cure within thirty (30) days after notice thereof from Purchaser to the FCH Parties (unless such default is susceptible of cure but such cure cannot be accomplished with due diligence within such thirty (30) day period and if, in addition, the FCH Parties commence to cure such default within thirty (30) days after notice thereof from Purchaser and thereafter prosecutes the curing of such default with all due diligence, such period of time (not to exceed an additional seventy-five (75) days in the aggregate) shall be extended to such period of time as may be necessary to cure such default with all due diligence.
     11.2 Default by the Purchaser. If the Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if the Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it, the FCH Parties may, as their sole and exclusive remedy at law and in equity, terminate this Agreement and retain the Deposit, as liquidated damages and not as a penalty.
SECTION 12. MISCELLANEOUS
     (a) Agreement to Indemnify. (i) The FCH Parties shall indemnify and hold harmless the Purchaser from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) arising out of (x) events, contractual obligations, acts or omissions of the FCH Parties that occurred in connection with the ownership or operation of any Property prior to the Closing or (y) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with any Property or any portion thereof at any time or times prior to the Closing, and (ii) the Purchaser shall indemnify and hold harmless the FCH Parties from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) arising out of (x) events, contractual obligations, acts or omissions of Purchaser that occur in connection with the ownership or operation of any Property on or after the Closing, or (y) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about any Property or any portion thereof at any time or times after the Closing.
     (ii) Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and shall generally cooperate with said other party in the defense of any such claim.
     (iii) The provisions of this Section 12.1 shall survive the Closing and the termination of this Agreement.
     12.2 Brokerage Commissions. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby. The FCH Parties shall be solely responsible for and shall indemnify and hold harmless the Purchaser and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent other than such loss, liability or expense arising from the Purchaser’s breach of its representation made in this Section 12.2. The provisions of this Section 12.2 shall survive the Closing and any termination of this Agreement.
     12.3 Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other parties, which consent shall not be unreasonably withheld, delayed or conditioned, except as required by law. No such pronouncements or press releases shall identify the Purchaser without the consent of the Purchaser, which may be withheld in Purchaser’s sole discretion. No party, or its employees shall trade in the securities of any parent or affiliate of the Sellers or of the Purchaser until a public announcement of the transactions contemplated by this Agreement has been made. No party shall record this Agreement or any notice thereof.
     12.4 Notices. (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).
     (a) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
     (b) All such notices shall be addressed,
     If to any of the FCH Parties, to:

FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway
Suite 1300
Irving, TX 75062
Attn: Mr. Joel M. Eastman
[Telecopier No. 972-444-4949]

     with a copy to:

FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway
Suite 1300
Irving, TX 75062
Attn: General Counsel
[Telecopier No. 972-444-4949]
     If to the Purchaser, to:

Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts 02458
Attn: Mr. John G. Murray
[Telecopier No. (617) 969-5730]
     with a copy to:

Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attn: Nancy S. Grodberg, Esq.
[Telecopier No. (617) 338-2880]
     (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.
     12.5 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

     12.6 Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties, except that (x) Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by the Purchaser (provided, however, that, in the event this Agreement shall be assigned to any entity wholly owned, directly or indirectly, by the Purchaser, Hospitality Properties Trust shall remain liable for the obligations of the “Purchaser” hereunder). In addition, Purchaser shall have the right to require that the Properties or any part thereof be conveyed directly to its designee. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.
     12.7 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.
     12.8 Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

     12.9 Governing Law. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of New York applicable to contracts between residents of New York which are to be performed entirely within New York, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of New York; or (vii) any combination of the foregoing.
     12.10 Waiver of Jury Trial. Except to the extent prohibited by law which cannot be waived, each party hereto waives trial by jury in connection with any action or proceeding of any nature whatsoever arising under, out of or in connection with this Agreement.
     12.11 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.
     12.12 Attorneys’ Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.
     12.13 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     12.14 Time of Essence. Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.
     12.15 Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING THE PURCHASER, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED WITH

THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME “HOSPITALITY PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PURCHASER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PURCHASER. ALL PERSONS DEALING WITH THE PURCHASER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE PURCHASER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.
[SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

FCH PARTIES:

FELCOR LODGING TRUST INCORPORATED,
a Maryland real estate investment trust

By:	/s/ Joel M. Eastman

Joel M. Eastman
Vice President

FELCOR TRS GUARANTOR L.P., a Delaware limited partnership

By:	FelCor TRS Guarantor GP, L.L.C., a
Delaware limited liability company,
its General Partner

	By:	/s/ Joel M. Eastman

Joel M. Eastman
Vice President

FELCOR LODGING COMPANY, L.L.C.,
a Delaware limited liability company

By:	/s/ Joel M. Eastman

Joel M. Eastman
Vice President

FELCOR/JPM ATLANTA CP HOTEL, L.L.C.,
a Delaware limited liability company

By:	/s/ Joel M. Eastman

Joel M. Eastman
Vice President
[Signatures Continue on Next Page]

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BHR LODGING TENANT COMPANY, a Delaware company

By:	/s/ Joel M. Eastman

Joel M. Eastman
Vice President

BHR OPERATIONS, L.L.C., a Delaware limited liability company

By:	/s/ Joel M. Eastman

Joel M. Eastman
Vice President

FELCOR TRS HOLDINGS, L.P., a Delaware limited partnership

By:	FelCor TRS I, L.L.C.,
a Delaware limited liability company,
its General Partner

	By:	/s/ Joel M. Eastman

Joel M. Eastman
Vice President

BHR TEXAS LEASING, L.P., a Delaware limited partnership

By:	BHR Texas Leasing GP, L.L.C.,
a Delaware limited liability company,
its General Partner

	By:	/s/ Joel M. Eastman

Joel M. Eastman
Vice President
[Signatures Continue on Next Page]

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PURCHASER:

HOSPITALITY PROPERTIES TRUST,
a Maryland real estate investment trust

By:	/s/ John G. Murray

John G. Murray
President
[Signature Page for FelCor Purchase and Sale Agreement]

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